Exhibit 10.23

To:     John Berger
From: John E. Ligums
Re:     Trulite, Inc./Jelco, Inc. Consulting Agreement
April 25, 2006

     Thank you for the confidence that you have shown Jelco, Inc. (Jelco) by agreeing to hire us to assist you in the going public and capital raising process for Trulite, Inc. (Trulite). My understanding of the terms of our agreement is as follows:

1)
Trulite desires to go public through the filing of a Form 10SB with the SEC followed by the filing of a Form 15C-211 with NASDAQ in order to permit its stock to trade on the NASDAQ Bulletin Board. The 10SB has been filed and been declared Effective. The 15C-211 will be filed in the immediate future. Jelco will assist Trulite with identifying an NASD member firm to make this filing and will coordinate the effort until it is completed.

2)
Trulite seeks to raise Bridge Capital to see it through its larger financing which will take place as soon as possible after the stock is trading. Jelco will assist Trulite in raising this capital by introducing certain parties that may help Trulite in the public markets.

3)	Trulite desires to file a Form SB-2 registration statement with the SEC. Jelco will coordinate with Trulite and its professionals until the filing is declared Effective.
4)
Trulite desires to raise significant capital in the public markets as soon as possible after the SB-2 is declared Effective. Jelco will assist Trulite in this endeavor by introducing the Company to NASD Member Firms who might have an interest in raising this money.

5)	It is anticipated that Trulite’s capital requirements will be on-going. Jelco will continue to assist Trulite in its search for capital through NASD Member Firms.
6)	Jelco will be available to the management of Trulite on an “As- Needed” basis for general consulting advice throughout this process.
7)	The length of this commitment shall be two years from execution of this agreement.

In exchange for its efforts Jelco shall receive the following compensation:

1)	50,000 shares of Trulite’s restricted common stock which shall be included in Trulite’s currently anticipated SB-2 filing.
2)	150,000 5-Year warrants to purchase Trulite’s common stock at a strike price of $3. The shares underlying these warrants shall be included in currently anticipated registration statement.
3)	Jelco shall be responsible for all of its own reasonable and customary expenses including but not limited to travel, entertainment, lodging and communications.
4)	Jelco shall serve Trulite as a consultant and not as an officer, director or employee.

     I look forward to continuing to work with you on this exciting project. If this memorandum accurately reflects your understanding of our agreement please indicate by signing below.

Acknowledged and Accepted

Trulite, Inc.	Jelco, Inc
By	By